Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-110658, 333-101648, 333-58802 and 333-47812) and Form S-8 (Nos. 333-106137, 333-100314, 333-63372 and 333-84211) of E-LOAN, INC. of our report dated March 12, 2004, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

San Francisco, California
March 12, 2004